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                                                                       EXHIBIT 5

                                                                    May 10, 1995

The Bank of New York Company, Inc.
48 Wall Street,
New York, New York 10286.

Dear Sirs:

  In connection with the registration under the Securities Act of 1933, as amended (the "Act") of 5,000,000 shares of Common Stock, par value $7.50 per share (the "Common Stock"), of The Bank of New York Company, Inc., a New York corporation (the "Company"), issuable in connection with the acquisition (the "Acquisition") by the Company of The Putnam Trust Company of Greenwich, a Connecticut bank, and the related preferred stock purchase rights (the "Rights") to be issued pursuant to the Rights Agreement, dated as of December 10, 1985, as amended, between the Company and The Bank of New York, as Rights Agent (the Common Stock and Rights being herein collectively referred to as the Securities), I as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

  Upon the basis of such examination, I advise you that, in my opinion:

    (1) When the registration statement relating to the Securities (the "Registration Statement") has become effective under the Act, and the Common Stock to be issued in connection with the Acquisition has been issued and delivered as contemplated by the Registration Statement, such Common Stock will be validly issued, fully paid and nonassessable.

    (2) Assuming that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, when the Registration Statement has become effective under the Act and the Common Stock to be issued in connection with the Acquisition has been validly issued as contemplated by the Registration Statement, the Rights attributable to such Common Stock will be validly issued.

  In connection with my opinion set forth in paragraph (2) above, I note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at the time and, accordingly, is beyond the scope of such opinion.

  The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

  I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

  I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Validity of BNY Securities" in the Proxy Statement-Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,

                                          Paul A. Immerman
                                          Senior Counsel